Exhibit 23.2

Consent of Independent Registered Public Accounting Firm

We hereby consent to the use in the Prospectus constituting a part of this Amendment No. 1 to the Registration Statement on Form S-4 (File No. 333-299164) of our report dated August 14, 2026, which includes an explanatory paragraph relating to the EigenQ, Inc.’s ability to continue as a going concern, relating to the financial statements of EigenQ, Inc. as of December 31, 2025 and for the period from February 13, 2025 (inception) to December 31, 2025, which is contained in that Prospectus. We also consent to the reference to us under the caption “Experts” in the Prospectus.

/s/ WithumSmith+Brown, PC

Whippany, NJ

November 2, 2026